Vote-By-Phone Solicitation Script for
Putnam Convertible Income-Growth Trust or
Putnam Tax-Free High Yield Fund


This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.


Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston.

To verify that I am speaking with the shareholder of record, may I please have your Social Security or Taxpayer Identification number?

(If the person is unwilling to provide with a Social Security or Taxpayer Identification number, thank them for their time and terminate the call. If the person responds with a Social Security or Taxpayer Identification number that is different from that in Putnam's records, ask again if you are speaking to the named shareholder on the account. If you cannot verify that the Social Security or Taxpayer Identification number of the person with whom you are talking is the same as that of the named shareholder, then thank them for their time and terminate the call.)

We noted that you have not yet voted on the proposal to (describe adjourned proposal as described on proxy card). Do you have any questions regarding this proposal I can clarify for you?

(If there are questions, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if he would like another ballot, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your proxy ballot by telephone.

I will now read the information on the proxy card so that you can provide us with your voting instructions.

(Putnam Convertible Income-Growth Trust or
Putnam Tax-Free High Yield Fund)

Proxy for a meeting of shareholders, May 5, 1994.

Let me remind you that this meeting was adjourned to June 2, 1994 for the reasons set forth in the letter you recently received.

This proxy is solicited on behalf the Trustees of the Fund.

The shareholder hereby appoints George Putnam, Hans H. Estin and William F. Pounds, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and vote, as designated hereafter, at the adjourned meeting of shareholders of (Putnam Convertible Income-Growth Trust or Putnam Tax-Free High Yield Fund), on June 2, 1994, at 11:00 a.m., Boston time, and at any adjournments thereof, all of the shares of the Fund which the shareholder would be entitled to vote if personally present.

This proxy when properly authorized will be voted in the manner directed herein by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. The Trustees recommend a vote FOR the following proposal:

Proposal: Approve a new Management Contract increasing the management fees payable to Putnam Investment Management, Inc.

How would you like to vote on this proposal?

For, Against or Abstain?

Thank you.  Do you wish to send the entire message?

To repeat your instructions:

You voted (for/against/abstain).  Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.


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Putnam Investments Q & A on Management Fee Increases


On March 1, a proxy statement was sent to shareholders in Putnam Convertible Income-Growth Trust and Putnam Tax-Free High
Yield Fund. Among other issues, the proxies propose increased management fees. The meeting was adjourned from May 5 to June 2 to solicit additional proxies for the proposal to approve a new management contract. Listed below are common questions and concerns of shareholders regarding this proposal, followed by answers and information regarding each issue.


What is the proposed annual increase of management fees?

     For Putnam Convertible Income-Growth Trust:

     Based upon net assets of the Fund as of January 14, 1994 of $723,370,814, the effective annual management fee rate under the proposed fee schedule would be 0.62% as compared to 0.53% under the existing schedule.

     For Putnam Tax-Free High Yield Fund:

     Based upon net assets of the Fund as of January 14, 1994 of $1,839,524,282, the effective annual management fee under the proposed fee schedule would be .545% as compared to .468% under the existing schedule.


Is this an isolated fee increase or is Putnam raising fees on all or many of their funds?

The proposed higher fees for your Fund are the result of a comprehensive review by the Trustees of the management fees for all Putnam funds. Based upon this review, over the past several years, new management contracts have been implemented for most Putnam Funds. These new contracts provided for fee increases for some funds and for decreases for others. Overall, the fee changes have resulted in a net increase in the total management fees paid to Putnam Management by the Putnam funds. Consistent with these fee changes for other Putnam funds, the Trustees have recommended a fee increase for your Fund.


Are Putnam's fees higher than other fund groups?

The Trustees considered, among other factors, the nature and quality of the services being provided to each fund and the relative complexity of managing each fund. In addition, the Trustees compared investment performance, management fees, and other expenses with those of comparable funds managed by other mutual fund companies. The Trustees believe that the proposed increased fees are generally competitive with those of similar funds in other fund groups.


How does Putnam decide whether to raise fees on funds?

Fee increases are not undertaken lightly. Before a fund's management fee can be raised, Putnam's Trustees, including the Trustees who are not affiliated with Putnam Management, voting separately, must agree to the increase. Then the proposed increase is put to a shareholder vote. In this particular instance, after considering a wide range of information relating to the fund, including comparative expense and performance information, the Trustees determined that the proposed new management contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the Fund has received in the past. As a result, the Trustees concluded that the contract is in the best interests of shareholders and recommended that you vote for its approval.


What does a management fee pay for?

Mutual fund investors do face expenses beyond the purchase price of their shares. Included in these fees are the management fees which are paid to the fund's investment manager. In the case of all Putnam funds, fees are paid to Putnam Management as compensation and reimbursement for its services in managing the Funds' portfolios and performing various administrative functions. The specific items which management fees pay for include the following:

  1. Compensation of Putnam's highly talented investment advisory staff, including portfolio managers, analysts, and supporting personnel.

  2. Maintaining and obtaining critical investment-related technology, most notably the sophisticated computer system employed by Putnam Management's portfolio managers and analysts.

  3. Obtaining other important investment-related information including economic and market overviews, industry and company reviews, evaluations of investments, recommendations on specific investments, specialized publications, and pricing and quotation services.


How can it be in shareholders' best interest for the fund's management expenses to go up?

After considering a wide range of information relating to the Fund, including comparative expense and performance information, the Trustees determined that the proposed new management contract is fair both to shareholders and to Putnam Management and will help to assure for the future the high quality of management services which the Fund has received in the past. As a result, the Trustees concluded that the contract is in the best interests of shareholders and recommended that you vote for its approval.